Exhibit 23.1

Consent of Marcum Bernstein & Pinchuk LLP, Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of The Future Education Group Inc. on Form S-1 of our report dated February 11, 2015, with respect to our audits of the consolidated financial statements of The Future Education Group Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

February 11, 2015